Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GoPro, Inc. of our report dated March 12, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is June 1, 2026, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in GoPro, Inc.'s Current Report on Form 8-K dated June 1, 2026.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 4, 2026

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